Exhibit 5

GORDON▪ FEINBLATT
Rothman Hoffberger & Hollander, LLC

ATTORNEYS AT LAW 233 EASTREDWOOD STREET BALTIMORE, MARYLAND 21202-3332 410.576.4000 www.gfrlaw.com

December 4, 2007

Avatech Solutions, Inc.
10715 Red Run Boulevard
Owings Mills, Maryland 21117

Re:	Registration Statement on Form S-8 for the
Avatech Solutions, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to Avatech Solutions, Inc., a Delaware corporation (the “Corporation”), in connection with the issuance by the Corporation of up to 1,017,156 shares of common stock, par value $.01 per share (the “Shares”), under the Avatech Solutions, Inc. Employee Stock Purchase Plan (the “Plan”), pursuant to the above-referenced registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed on this date by the Corporation with the Securities and Exchange Commission.

We have examined copies of (i) the Certificate of Incorporation of the Corporation, as amended and restated, (ii) the Bylaws of the Corporation, (iii) the Plan, and (iv) the resolutions adopted by the Board of Directors of the Corporation relating to the matters referred to herein. We have also examined the Registration Statement and Exhibits thereto (collectively, with the documents described in the preceding sentence, referred to as the “Documents”).

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, and all statements and information contained in the Documents are true and complete.

Based on the foregoing, and subject to the qualifications set forth herein, it is our opinion that Shares issued by the Corporation to participants under the Plan, upon receipt of the consideration required to be paid therefor, will be duly and validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is furnished to you for your benefit, and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Gordon, Feinblatt, Rothman,
Hoffberger & Hollander, LLC